Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-116423 on Form S-8 of our report dated June 25, 2009, related to the financial statements and financial statement schedules of Spherion Corporation 401(k) Benefit Plan, appearing in this Annual Report on Form 11-K of Spherion Corporation 401(k) Benefit Plan for the year ended December 31, 2008.

/s/ DELOITTE & TOUCHE LLP

Miami, Florida
June 25, 2009